GRAINGER REPORTS RESULTS FOR THE 2020 SECOND QUARTER

Strong market outgrowth and SG&A leverage in a challenging market

Second Quarter Financial Highlights
•Sales of $2.8 billion with significant share gain in the U.S.
•Generated reported operating earnings of $205 million; adjusted operating earnings of $315 million
•Over $75 million in sequential SG&A cost savings
•Generated $232 million in operating cash flow and returned $86 million to shareholders through dividends

CHICAGO, July 23, 2020 - Grainger (NYSE: GWW) today reported results for the 2020 second quarter including sales of $2.8 billion in the quarter driven by significant share gains in the U.S. segment. We estimate the MRO market declined between 14% and 15% in the U.S.

“We remain grounded in our priorities of serving our customers well, helping our customers and team members focus on safety and well-being, and maintaining a strong financial position even in times like these,” said DG Macpherson, Chairman and Chief Executive Officer. “During the second quarter, Grainger performed well. We gained significant share in a down market, fueled by elevated levels of pandemic product sales and improving trends in non-pandemic product sales throughout the quarter. On the cost side, we achieved significant leverage and generated over $75 million of sequential cost reductions contributing to strong operating cash flow and allowing continued investment in the business. The work our team members are doing resonates with our customers and communities and positions Grainger to support our customers and deliver results even in this uncertain time.”

2020 Second Quarter Financial Summary

($ in millions)	Q2 2020		Q2 2019		Q2
					Fav. (Unfav.) vs. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$2,837	$2,837	$2,893	$2,893	(2)%	(2)%
Gross Profit	$1,016	$1,016	$1,121	$1,121	(9)%	(9)%
Operating Earnings	$205	$315	$380	$377	(46)%	(16)%
Net Earnings	$114	$204	$260	$258	(56)%	(21)%
Diluted EPS	$2.10	$3.75	$4.67	$4.64	(55)%	(19)%

Gross Profit %	35.8%	35.8%	38.7%	38.7%	(290) bps	(290) bps
Operating Margin	7.3%	11.1%	13.1%	13.0%	(590) bps	(190) bps
Tax Rate	30.2%	25.8%	25.6%	25.5%	(460) bps	(30) bps
(1)Results exclude restructuring and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release. During this quarter, the company recorded a $109 million pretax loss from the sale of the Fabory business which was the largest contributor to the decline in reported operating earnings.

Revenue
Daily sales for the quarter decreased 1.9% as compared to the 2019 second quarter. The sales decline was driven by volume decreases including unfavorable product mix from heightened levels of pandemic-related sales, as well as decreased volume of non-pandemic products. Foreign exchange had a very small, negative impact of 10 basis points in the quarter. The second quarter of 2019 and 2020 had the same number of selling days.

Gross Profit Margin
Reported and adjusted gross profit margin for the second quarter of 2020 was 35.8%. This compares to reported and adjusted gross profit margin in the second quarter of 2019 of 38.7%. The unfavorable variance continues to be driven primarily by pandemic-related impacts, including product mix and heightened freight expense, that were particularly noticeable in our U.S. segment. The continued business unit mix impact from the faster growth in our lower-margin endless assortment businesses also contributed to the variance.

Earnings
Reported operating earnings for the 2020 second quarter of $205 million were down 46% versus $380 million in the 2019 second quarter. On an adjusted basis, operating earnings for the quarter of $315 million were down 16% versus $377 million in the 2019 second quarter. During the second quarter, the company recorded a $109 million pretax loss from the sale of the Fabory business, which was the largest contributor to the difference between reported and adjusted operating earnings.

Reported operating margin of 7.3% decreased 590 basis points in the second quarter of 2020 versus the prior year second quarter. Adjusted operating margin of 11.1% in this quarter declined 190 basis points versus the prior year second quarter. The decline in adjusted operating margin was due primarily to lower adjusted gross margin, offset in part by 100 basis points of SG&A leverage.

Reported earnings per share of $2.10 in the second quarter of 2020 was down 55% versus $4.67 in the 2019 second quarter. Adjusted earnings per share in this quarter of $3.75 decreased 19% versus $4.64 in the 2019 second quarter. The decrease in adjusted earnings per share was due primarily to lower operating earnings, which were partially offset by lower average shares outstanding in the current period.

Tax Rate
For the 2020 second quarter, the company’s reported tax rate was 30.2% versus 25.6% in the 2019 second quarter. The difference was primarily related to the impairment and subsequent divestiture of the Fabory business.

Excluding net restructuring, impairment charges and non-recurring income tax items, the adjusted tax rates were 25.8% and 25.5% for the three months ended June 30, 2020 and June 30, 2019, respectively.

Cash Flow
Operating cash flow was $232 million in the 2020 second quarter compared to $323 million in the 2019 second quarter. The decrease in operating cash flow was primarily driven by lower net income and significant investments in working capital, primarily inventory, enabling us to better serve our customers. This was partially offset by the timing of our annual income tax payment. During the second quarter of 2020, Grainger returned $86 million in the form of dividends to shareholders. While we remain committed to returning excess capital to shareholders over time, our share repurchase program remained paused throughout the second quarter of 2020.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. ET on July 23, 2020 to discuss the second quarter results. The webcast will be hosted by DG Macpherson, Chairman and CEO, and Tom Okray, Senior Vice President and CFO, and can be accessed at

invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America's leading broad line supplier of maintenance, repair and operating (MRO) products, with operations primarily in North America, Japan and Europe. For more information about the company, visit invest.grainger.com.

Visit invest.grainger.com to view information about the company, including a supplement regarding 2020 first quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: the unknown duration and the health, economic, operational and financial impacts of the global outbreak of the Coronavirus in 2019 (COVID-19 pandemic) and the actions taken or contemplated by governmental authorities or others in connection with the COVID-19 pandemic on the company’s businesses, its employees, customers and suppliers, including disruption to our operations resulting from employee illnesses, the development and availability of effective treatment or vaccines, the uncertain duration of mandated facility closures of non-essential businesses, stay in shelter health orders or other similar restrictions for customers and suppliers, changes in customers' product needs, suppliers' inability to meet unprecedented demand for COVID-19 related products, the potential for government action to allocate or direct products to certain customers which may cause disruption in relationships with other customers, disruption caused by business responses to the COVID-19 pandemic, including working remote arrangements, which may create increased vulnerability to cybersecurity incidents, including breaches of information systems security, adaptions to the Company’s controls and procedures, including financial reporting processes, required by working remote arrangements, which could impact the design or operating effectiveness of such controls or procedures, and global or regional economic downturns or recessions, which could result in a decline in demand for the company’s products or limit the company’s ability to access capital markets on terms that are attractive or at all; higher product costs or other expenses; a major loss of customers; loss or disruption of sources of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives or business strategies; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the company’s gross profit percentage; the company’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, safety or compliance, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; government contract matters; disruption of information technology or data security systems involving the company or third parties on which the company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including volatility or price declines of the company’s common stock; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; pandemic diseases or viral contagions; natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; the company’s ability to operate, integrate and leverage acquired businesses; changes in effective tax rates; changes in credit ratings or outlook; the company’s incurrence of indebtedness and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations
O: 847-535-0939
M: 847-271-6357

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$2,837	$2,893	$5,838	$5,692
Cost of goods sold	1,821	1,772	3,701	3,476
Gross profit	1,016	1,121	2,137	2,216
Selling, general and administrative expenses	811	741	1,773	1,473
Operating earnings	205	380	364	743
Other (income) expense:
Interest expense, net	28	21	49	40
Other, net	(7)	(7)	(11)	(14)
Total other expense, net	21	14	38	26
Earnings before income taxes	184	366	326	717
Income tax provision	55	94	12	183
Net earnings	129	272	314	534
Less: Net earnings attributable to noncontrolling interest	15	12	27	21
Net earnings attributable to W.W. Grainger, Inc.	$114	$260	$287	$513

Earnings per share:
Basic	$2.11	$4.69	$5.31	$9.19
Diluted	$2.10	$4.67	$5.29	$9.14
Weighted average number of shares outstanding:
Basic	53.5	55.1	53.6	55.4
Diluted	53.7	55.4	53.8	55.7
Diluted Earnings Per Share
Net earnings as reported	$114	$260	$287	$513
Earnings allocated to participating securities	(1)	(2)	(3)	(4)
Net earnings available to common shareholders	$113	$258	$284	$509
Weighted average shares adjusted for dilutive securities	53.7	55.4	53.8	55.7
Diluted earnings per share	$2.10	$4.67	$5.29	$9.14

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	June 30, 2020 (1)	December 31, 2019
Cash and cash equivalents (7)	$1,603	$360
Accounts receivable – net	1,460	1,425
Inventories – net	1,695	1,655
Prepaid expenses and other current assets	127	104
Prepaid income taxes	33	11
Total current assets	4,918	3,555
Property, buildings and equipment – net	1,365	1,400
Deferred income taxes	10	11
Goodwill (2)	365	429
Intangibles – net (3)	223	304
Other assets	313	306
Total assets	$7,194	$6,005
Liabilities and Shareholders’ Equity
Short-term debt (4)	$15	$55
Current maturities of long-term debt (5)	21	246
Trade accounts payable	770	719
Accrued compensation and benefits	212	228
Accrued contributions to employees’ profit-sharing plans (6)	33	85
Accrued expenses	312	318
Income taxes payable	25	27
Total current liabilities	1,388	1,678
Long-term debt – less current maturities (7)	3,301	1,914
Deferred income taxes and tax uncertainties	103	106
Other non-current liabilities	250	247
Shareholders' equity (8)	2,152	2,060
Total liabilities and shareholders’ equity	$7,194	$6,005

(1) Does not include the Fabory business results due to business divestiture in the second quarter of 2020.
(2) Goodwill decreased $64 million primarily due to a $58 million Fabory impairment in the first quarter of 2020.
(3) Intangibles - net decreased $81 million primarily due to a $74 million Fabory impairment in the first quarter of 2020.
(4) Short-term debt decreased $40 million primarily due to the repayment of the Company's foreign lines of credit.
(5) Current maturities of long-term debt decreased $225 million primarily due to the repayment of the British pound term loan and the Canadian dollar revolving credit facility.
(6) Accrued contributions to employees' profit-sharing plans decreased $52 million primarily due to the timing of annual cash contributions and the reduction of the contribution rate in 2020.
(7) Long-term debt increased $1,387 million primarily due to the draw down on the Company's revolving credit facility of $1 billion in March 2020 and the issuance of $500 million in unsecured senior notes in February 2020, partially offset by the repayments of international debt.
(8) Common stock outstanding as of June 30, 2020 was 53,571,736 compared with 53,687,528 shares at December 31, 2019, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of dollars)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net earnings	$129	$272	$314	$534

Provision for credit losses	8	2	14	6
Deferred income taxes and tax uncertainties	7	16	—	12
Depreciation and amortization	50	56	95	113
Net losses (gains) from sales of assets and business divestitures	107	(3)	110	(5)
Impairment of goodwill, intangible and long-lived assets	—	—	177	—
Stock-based compensation	17	18	26	23
Subtotal	189	89	422	149
Change in operating assets and liabilities:
Accounts receivable	104	(16)	(113)	(118)
Inventories	(163)	(8)	(144)	12
Prepaid expenses and other assets	(11)	8	(37)	(22)
Trade accounts payable	(76)	36	79	100
Accrued liabilities	4	20	(32)	(187)
Income taxes, net	44	(71)	(18)	(7)
Other non-current liabilities	12	(7)	5	(11)
Subtotal	(86)	(38)	(260)	(233)
Net cash provided by operating activities	232	323	476	450
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(43)	(47)	(93)	(107)
Proceeds from sale of assets and business divestitures	13	8	13	14
Other - net	—	—	(2)	2
Net cash used in investing activities	(30)	(39)	(82)	(91)
Cash flows from financing activities:
Net (decrease) increase in lines of credit	(2)	—	(38)	3
Net (decrease) increase in long-term debt	(2)	(20)	1,153	(34)
Proceeds from stock options exercised	9	13	28	16
Payments for employee taxes withheld from stock awards	(9)	(7)	(14)	(10)
Purchases of treasury stock	(1)	(265)	(101)	(400)
Cash dividends paid	(86)	(87)	(164)	(163)
Other - net	—	1	—	2
Net cash (used in) provided by financing activities	(91)	(365)	864	(586)
Exchange rate effect on cash and cash equivalents	—	4	(15)	4
Net change in cash and cash equivalents	111	(77)	1,243	(223)
Cash and cash equivalents at beginning of period	1,492	392	360	538
Cash and cash equivalents at end of period	$1,603	$315	$1,603	$315

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: , adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

In millions	Three Months Ended June 30,				Six Months Ended June 30,
	2020	Gross Profit %	2019	Gross Profit %	2020	Gross Profit %	2019	Gross Profit %
Gross profit reported	$1,016	35.8%	$1,121	38.7%	2,137	36.6%	$2,216	38.9%
Restructuring, net, impairment charges, and business divestiture	—	—	—	—	—	—	1	—
Gross profit adjusted	$1,016	35.8%	$1,121	38.7%	2,137	36.6%	$2,217	38.9%

In millions	Three Months Ended June 30,				Six Months Ended June 30,
	2020	Operating Margin %	2019	Operating Margin %	2020	Operating Margin %	2019	Operating Margin %
Operating earnings reported	$205	7.3%	$380	13.1%	364	6.2%	$743	13.1%
Restructuring, net, impairment charges, and business divestiture	110	3.8	(3)	(0.1)	294	5.1	(1)	(0.1)
Operating earnings adjusted	$315	11.1%	$377	13.0%	$658	11.3%	$742	13.0%

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	%	2020	2019	%
Net earnings reported	$114	$260	(56)%	$287	$513	(44)%
Restructuring, net, impairment charges, and business divestiture	90	(2)		147	—
Net earnings adjusted	$204	$258	(21)%	$434	$513	(15)%

Diluted earnings per share reported	$2.10	$4.67	(55)%	$5.29	$9.14	(42)%
Pretax restructuring, net, impairment charges, and business divestiture	2.03	(0.05)		5.42	(0.01)
Tax effect (1)	(0.38)	0.02		(2.71)	0.01
Total, net of tax	1.65	(0.03)		2.71	—
Diluted earnings per share adjusted	$3.75	$4.64	(19)%	$8.00	$9.14	(12)%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits. The lower tax rate effect in the current year quarter was primarily driven by tax impacts related to the Fabory divestiture.

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Bps impact	2020	2019	Bps impact
Effective tax rate reported	30.2%	25.6%	460	3.9%	25.5%	(2,160)
Fabory Tax Impact, non-operating	(4.4)	—		21.8	—
Tax impact of other restructuring	—	(0.1)		—	—
Effective tax rate adjusted	25.8%	25.5%	30	25.7%	25.5%	20

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